                                                      Exhibit 2.2

                        AMENDMENT NO. ONE
                               TO
                            AGREEMENT


WHEREAS, Philip J. Solondz and Daniel Solondz (the "Contributing Partners") entered into an agreement, dated April 8, 1997, (the "Agreement') with Home Properties of New York, L.P. ("Home Properties') and Home Properties of New York, Inc. ("REIT") whereby the Contributing Partners, subject to the terms and conditions of the Agreement, agreed to transfer their interests in Royal Gardens II to Home Properties; and

WHEREAS, the parties hereto wish to amend certain of the terms of the Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1. Any capitalized terms used herein and not defined shall have the meaning given them in the Agreement.

2. Paragraph 2 of the Agreement shall be amended in its entirety to read as follows:

     "2. Consideration for Contribution. In consideration of the contribution by Contributing Partners to Home Properties of the RGII Interests, Home Properties agrees to transfer to Contributing Partners Units having, in the aggregate, a Market Value (as hereinafter defined) as of the Closing Date (hereinafter defined) equal to $10,778,182 less the principal balance of the mortgage (the "First Union Mortgage") encumbering the RGII Real Property on the Closing Date (the "Net Real Property Value"). Notwithstanding the above, each of the Contributing Partners may elect, upon written notice to Home Properties given by the electing Contributing Partner on or before the end of the Due Diligence Period (hereinafter defined), to receive cash up to his or her percentage interest in RGII multiplied by the Net Real Property Value.

     Contributing Partners represent that: (i) attached hereto as Exhibit B are true and complete copies of the First Union Mortgage and the promissory note secured thereby; and (ii) the First Union Mortgage is in good standing at this time and will not be in default on the Closing Date.

     For the purpose of determining the number of Units to be issued to Contributing Partners, the "Market Value" of a Unit shall be equal to $21.50 per Unit."

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The initial distribution payable with respect to the Units shall be made on the date on which the REIT pays the dividend to the holders of its common stock that relates to the earnings for the calendar quarter in which the Units were issued and shall be pro-rated such that the Contributing Partners receiving Units shall receive a pro-rata distribution for the period from the date on which the Units were issued to and including the last day of the calendar quarter in which the Units were issued.

At the election of any Contributing Partner, to be given by Contributing Partners to Home Properties on or before the end of the Due Diligence Period, Home Properties shall execute such documents and take such actions as are reasonably required by such Contributing Partner, all such actions to be at no cost or expense to Home Properties, as shall permit such Contributing Partner to recast the transaction contemplated under this agreement as a tax free exchange under Section 1031 of the Internal Revenue Code of an interest in the RGII Real Property in whole or in part."

3. The following sentence shall be added at the end of Paragraph 24 of the Agreement: "For purposes of determining the number of Units to be placed in escrow, the "Market Value" of a Unit shall be $21.50."

4. Subparagraph (h) of Paragraph 25, clause (i) which begins on page 27, and carries over to page 28 is hereby deleted and the following is substituted therefor:

   "(i) their aggregate built-in gain determined in accordance with the principles set forth in Section 704(c) of the Internal Revenue Code of 1986 ("Code") is $10,066,217 assuming the RGII Real Property has a fair market value of $10,778,182 as of the date of the contribution(s) to Home Properties;"

IN WITNESS WHEREOF, the parties hereto have executed this Amendment this 28th day of May, 1997.


                         /s/ Philip J. Solondz
                         ----------------------------
                         Philip J. Solondz

                         /s/ Daniel Solondz
                         ----------------------------
                         Daniel Solondz

                         HOME PROPERTIES OF NEW YORK, L.P.
                    By:  Home Properties of New York, Inc.
                         General Partner

                         /s/ Ann M. McCormick
                    By:  _______________________________
                         Ann M. McCormick
                         Vice President

                         HOME PROPERTIES OF NEW YORK, INC.

                         /s/ Ann M. McCormick
                    By:  ________________________________
                         Ann M. McCormick
                         Vice President

                            AGREEMENT

          THIS AGREEMENT, made this 8th day of April, 1997, by

and between PHILIP J. SOLONDZ and DANIEL SOLONDZ, both having an office at 968 Stuyvesant Avenue, Union, New Jersey 07063

(collectively, the "Contributing Partners"), and HOME PROPERTIES

OF NEW YORK, L.P., a New York limited partnership, having an office at 850 Clinton Square, Rochester, New York 14604 ("Home

Properties") and HOME PROPERTIES OF NEW YORK, INC., a Maryland

real estate investment trust, having an office at 850 Clinton

Square, Rochester, New York 14604 ("REIT").

                      W I T N E S S E T H:

          WHEREAS, Contributing Partners are the owners of all of

the partnership interests (the "RGII Interests") in Royal Gardens

II, a New Jersey general partnership ("RGII"), each Contributing

Partner owning a one-half RGII Interest;  and

          WHEREAS, RGII is the fee owner of a certain residential

apartment complex, located in the Town of Piscataway, New Jersey,

consisting of 304 apartment units known as a portion of Royal

Gardens Apartments, as more particularly described on Exhibit A attached hereto (the "RGII Real Property");  and

          WHEREAS, Contributing Partners each desire to

contribute to Home Properties all of their RGII Interests, and to each receive from Home Properties limited partnership units in

Home Properties (the "Units");  and

          WHEREAS, Home Properties desires to receive the RGII

Interests, and to issue to Contributing Partners Units evidencing ownership by Contributing Partners of limited partnership

interests in Home Properties;

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


          NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual

covenants hereinafter contained, the parties hereto agree as follows:

          1.   Contribution of Interests.  Contributing Partners

each agree to contribute to Home Properties all of the right,

title and interest of Contributing Partners in RGII, which

Contributing Partners represent and warrant are all of the

outstanding partnership interests in RGII.

          2.   Consideration for Contribution.  In consideration

of the contribution by Contributing Partners to Home Properties of the RGII Interests, Home Properties agrees to transfer to

Contributing Partners Units (the "Closing Units") having, in the aggregate, a Market Value (as hereinafter defined) as of the

Closing Date (hereinafter defined) equal to $11,330,910 less the principal balance of the mortgage (the "First Union Mortgage")

encumbering the RGII Real Property on the Closing Date (the "Net

Real Property Value").  Notwithstanding the above, each of the

Contributing Partners may elect, upon written notice to Home

Properties given by the electing Contributing Partner on or

before the end of the Due Diligence Period (hereinafter defined),

to receive cash up to his or her percentage interest in RGII multiplied by the Net Real Property Value.

          Contributing Partners represent that (i) attached

hereto as Exhibit B are true and complete copies of the First

Union Mortgage and the promissory note secured thereby, and

(ii) the First Union Mortgage is in good standing at this time and will not be in default on the Closing Date.

          For the purpose of determining the number of Units to

be issued to Contributing Partners, the "Market Value" of a Unit

shall be equal to the average closing price for the five (5)

consecutive trading days prior to (i) the Closing Date or (ii)

other dates on which the Market

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Value is to be determined, of a share of the common stock of Home

Properties of New York, Inc. (the "REIT"), as listed on the New

York Stock Exchange.  In the event that the number of Units to be transferred to Contributing Partners at Closing as determined above multiplied by the then annual per share dividend of the

REIT shares on the Closing Date and then divided by the Net Real

Property Value is less than .08, Contributing Partners shall be entitled to additional Units ("Additional Units") from Home

Properties at Closing, determined as follows:  (i) the Net Real

Property Value shall be multiplied by .08; (ii) the number of the

Units determined above shall be multiplied by the annual REIT per share dividend rate on the Closing Date; (iii) the difference between the products in (i) and (ii) shall be divided by the

Market Value of a Unit on the Closing Date; and (iv) the quotient thus obtained shall be multiplied by three (3), and the product thus obtained shall be the Additional Units to be transferred to

Contributing Partners on the Closing Date.

          In the event that on the date which is the third

anniversary of the Closing Date, the number of Closing Units transferred to Contributing Partners at Closing multiplied by the annual per share dividend rate of the REIT shares on such

anniversary date and then divided by the Net Real Property Value is less than .08, Contributing Partners shall be entitled to additional Units from Home Properties, determined as follows:

(i) the Net Real Property Value shall be multiplied by .08; (ii)

the number of Closing Units received at Closing shall be

multiplied by the then annual REIT per share dividend rate; (iii)

the difference between the products in (i) and (ii) shall be divided by the then Market Value of a Unit, and the product thus obtained shall be the Additional Units to be transferred to

Contributing Partners on such anniversary date.

          In the event that on the date which is the fourth

anniversary of the Closing Date, the number of Closing Units transferred to Contributing Partners at Closing multiplied by the

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



annual per share dividend rate of the REIT shares on such

anniversary date and then divided by the Net Real Property Value is less than .08, Contributing Partners shall be entitled to additional Units from Home Properties, determined as follows:

(i) the Net Real Property Value shall be multiplied by .08; (ii)

the number of Closing Units shall be multiplied by the then

annual REIT per share dividend rate; and (iii) the difference between the products in (i) and (ii) shall be divided by the then

Market Value of a Unit, and the product thus obtained shall be the Additional Units to be transferred to Contributing Partners on such anniversary date.

          The Additional Units received by Contributing Partners

shall not be included within the definition of Closing Units.

          Appropriate adjustments shall be made to the above

calculations if any event occurs with respect to the REIT common stock as described in Section 1.18 of the Limited Partnership

Agreement of Home Properties of New York, L.P., dated August 4,

1994 ("Limited Partnership Agreement").

          Examples of the foregoing calculations are attached

hereto as Exhibit D.

          The initial distribution payable with respect to the

Closing Units and Additional Units shall be made on the date on which the REIT pays the dividend to the holders of its common stock that relates to the earnings for the calendar quarter in which the Units were issued and shall be pro-rated such that the

Contributing Partners receiving Units shall receive a pro-rata distribution for the period from the date on which the Units were issued to and including the last day of the calendar quarter in which the Units were issued.

          At the election of any Contributing Partner, to be

given by Contributing Partners to Home Properties on or before the end of the Due Diligence Period, Home Properties shall

execute such documents and take such actions as are reasonably required by such Contributing

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Partner, all such actions to be at no cost or expense to Home

Properties, as shall permit such Contributing Partner to recast the transaction contemplated under this agreement as a tax free exchange under Section 1031 of the Internal Revenue Code of an interest in the RGII Real Property in whole or in part.

          3.   Deposit.  The sum of One Hundred Fifty Thousand

($150,000.00) Dollars shall be paid by Home Properties at the time of the execution and delivery of this Agreement, by check accepted subject to collection, which sum shall be held in escrow by Contributing Partners' attorneys, Lasser Hochman L.L.C. (the

"Escrowee") (such sum is hereinafter referred to as the

"Deposit").  The Deposit shall be returned to Home Properties at the Closing (hereinafter defined).  If this Agreement is

terminated by reason of Home Properties' default, the Deposit shall be paid over to Contributing Partners.  If this Agreement is terminated for any other cause, the Deposit shall be refunded to Home Properties.

          Escrowee shall place the Deposit in an interest bearing

account.  In the event this transaction is consummated, the

interest earned on the Deposit shall be the property of Home

Properties (interest earned on the Deposit shall also be included within the term "Deposit").  If this transaction does not close,

interest earned on the Deposit shall be paid to the party

entitled to payment of the Deposit.  Except in connection with the Closing, Escrowee shall make no distribution of the Deposit except upon three (3) days' prior written notice to the parties.

If either party shall protest such distribution, Escrowee shall continue to hold the Deposit until  the dispute is finally

resolved by the parties or by a court of competent jurisdiction.

The function of Escrowee is as an accommodation to the parties and no liability shall attach to or against Escrowee for any action taken by it in good faith and believed by it to be

authorized or within the rights or powers conferred upon it by this agreement. Home Properties agrees that Escrowee shall be permitted to represent Contributing Partners in any litigation concerning the Deposit or this Agreement,

notwithstanding its function as escrow agent hereunder.

          4.   Due Diligence Period.  (a)  Home Properties shall

have a period of forty-five (45) days from the date hereof (the

"Due Diligence Period"), to investigate, review and inspect any and all matters relating to the RGII Real Property which Home

Properties shall deem appropriate.  Not by way of limitation,

Home Properties, and its engineers, contractors and other

representatives may inspect the RGII Real Property and the

equipment therein, including the roofs, walls, foundations,

heating ventilation and air-conditioning systems, plumbing

systems and electrical systems thereof.  Home Properties shall also have the right to inspect the financial records of RGII relating to the RGII Real Property, including lease and mortgage documentation.  All inspections of the RGII Real Property or the financial records of RGII shall take place during normal business hours, and on not less than two (2) days' advance notice thereof.

Home Properties shall permit a representative of Contributing

Partners to be present at any such inspection.  In the event Home

Properties shall determine that it is not satisfied with the physical condition of the RGII Real Property, or with the

financial results of the operation of the RGII Real Property, or with any other matter relating to the RGII Real Property as a result of its inspection, Home Properties shall have the right to terminate this agreement by written notice to Contributing

Partners, setting forth the cause for such termination, given prior to the expiration of the Due Diligence Period in which event the Deposit shall be returned to Home Properties within three (3) business days and neither party shall have any further

rights or liabilities hereunder thereafter.   In the event that

Home Properties does not terminate this Agreement within the Due

Diligence Period as hereinabove provided, Home Properties shall be deemed to have waived its right to terminate pursuant to this

Paragraph 4.

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          (b)  Contributing Partners shall provide access by Home

Properties' representatives to all financial and other

information relating to RGII as is sufficient to enable them to prepare audited financial statements, at Home Properties'

expense, in conformity with Regulation S-X of the Securities and

Exchange Commission (the "Commission") and any registration

statement, report or disclosure statement required to be filed with the Commission.  Except as provided in a letter

substantially in the form attached hereto as Exhibit D,

Contributing Partners shall not be required to certify the

accuracy of its financial information, and the financial

statements produced by Home Properties shall not constitute

representations or warranties of Contributing Partners to Home

Properties, the Commission or to the public.

          5.   Title Search.  Contributing Partners agree to

provide to Home Properties the most recent title insurance policy and survey of the RGII Real Property in the possession of

Contributing Partners.  Home Properties agrees to promptly obtain at Home Properties' cost and expense a title report of the RGII

Real Property from a New Jersey licensed title insurance company selected by Home Properties (the "Title Company") and a survey of the RGII Real Property by a licensed New Jersey surveyor and to furnish a copy of such title report and survey to Contributing

Partners promptly after Home Properties receives the same, but in no event later than forty-five (45) days from the date hereof.

If Home Properties deems anything in such title report or survey to constitute an objection to title of RGII in the RGII Real

Property, then Home Properties shall give notice thereof to

Contributing Partners, specifying such objection.  If

Contributing Partners elect not to cure any such objection, or in the event Contributing Partners are unable to cure any such

objection within sixty (60) days from Home Properties' notice thereof, Home Properties' sole right shall be to terminate this

Agreement on written notice to Contributing Partners within five

(5) days after Contributing Partners shall notify Home

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Properties that they do not elect to cure such objection, or that they are unable to cure same, in which event the Deposit shall be returned to Home Properties, and no party shall have any further rights or liabilities hereunder or against each other thereafter;

provided however, that if Home Properties shall not so terminate this Agreement, Home Properties shall accept the RGII Interests without reduction or abatement of the consideration set forth above.  It is distinctly understood and agreed that Contributing

Partners and/or RGII shall not be required to bring any action or proceeding, take any steps, or otherwise incur any expense to remove or cure such title defect or otherwise render RGII's title to the RGII Real Property marketable.  If Home Properties fails to give Contributing Partners notice of any  matter it deems to be an objection to title by the date forty five (45) days from the date hereof (time being of the essence with respect to such date), such matter shall not be deemed an objection to RGII's title to the RGII Real Property.

          The following shall not be deemed to be title defects

rendering RGII's title to the RGII Real Property unmarketable:

          a.   Zoning ordinances and other applicable

governmental regulations and requirements, provided none of the same prevent use of the RGII Real Property as a multiple dwelling for residential purposes;

          b.   Rights of the public and adjoining owners in

highways, streets, roads and lanes bounding the Property;

          c.   Retaining walls and other walls, bushes, trees,

hedges, fences and the like extending from or onto the RGII Real

Property, and any portion of the RGII Real Property lying in the bed of any public street, provided none of same prevent or

materially restrict use of the RGII Real Property as a multiple dwelling for residential purposes;

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          d.   Rights and easements relating to the construction,

operation, and maintenance of utility lines, wires, cables,

pipes, poles, distribution boxes and other such equipment in, on,

over, or under the RGII Real Property, provided none of same prevent or materially restrict use of the RGII Real Property as a multiple dwelling for residential purposes;

          e.   Liens for unpaid taxes, assessments, water charges

and sewer rents, subject to adjustment as set forth in this

Agreement;

          f.   Standard conditions and exceptions to title

guaranty contained in the currently effective ALTA Owner's

Standard Form Owner's Title Insurance Policy;

          g.   Such state of facts which a current and accurate

survey of the RGII Real Property might disclose, provided none of same prevent or materially restrict the use of the RGII Real

Property as a multiple dwelling for residential purposes;

          h.   Residential Tenancies as hereinafter provided;

          i.   The present physical condition of the RGII Real

Property, and all improvements thereon, and any changes that may result in such condition from reasonable wear and tear and

natural deterioration prior to Closing;

          j.   Easements of record, provided none of same prevent

or materially restrict use of the RGII Real Property as a

multiple dwelling for residential purposes;

          k.   Restrictions of record, provided none of same

prevent or materially restrict use of the RGII Real Property as a multiple dwelling for residential purposes; and

          l.   Matters set forth on Exhibit E attached hereto.

          6.   Residential Tenancies.  The title of RGII to the

RGII Real Property at Closing shall be subject to the rights of persons who are currently residential tenants of the RGII Real

Property set forth on Exhibit F attached hereto, and persons who shall hereafter become
residential tenants of the RGII Real Property in accordance with this Paragraph 6 (herein referred to as the "Residential

Tenancies").  Contributing Partners shall furnish to Home

Properties at the Closing an updated rent roll for the RGII Real

Property, which rent roll will include a schedule of security deposits.  It is distinctly understood and agreed that

Contributing Partners do not undertake or guarantee that the

Residential Tenancies existing on the date hereof will be in force and effect at Closing, and Home Properties agrees that the removal or vacation of tenants prior to Closing shall not give rise to any claim on the part of Home Properties or affect this

Agreement in any manner whatsoever.  Contributing Partners shall have the right, but not the obligation, to cause RGII to

institute summary proceedings or take such other legal action as it desires in the event of any default or failure of a tenant of the RGII Real Property to perform under its lease prior to

Closing.  RGII may not apply the security deposit of any tenant who is in default under his lease prior to Closing if such tenant is still in occupancy of his or her apartment unit on the Closing

Date.

          Contributing Partners may cause RGII to rent any

apartment now vacant or which may become vacant between the date hereof and the Closing, or modify or renew any existing

Residential Tenancy, providing that the rent charged shall not be less than the prior rent for such apartment and the term shall not exceed one year.

          Contributing Partners represent the following:

          a.   Exhibit F attached hereto accurately sets forth

with respect to each Residential Tenancy the name of the tenant,

the monthly rental payable by such tenant as of February 1, 1997,

and the security deposit held by RGII with respect to such

tenant.  In the event any rent information on Exhibit F shall be inaccurate, Contributing Partners' obligation with respect to this representation shall be to pay to Home Properties any rents which shall be

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less than represented to the extent of such deficiency to the end of the lease represented, and Contributing Partners shall not be liable for consequential damages as a result of the inaccuracy of this representation.

          b.   Attached as Exhibit G is the form of lease

generally employed by RGII with respect to the Residential

Tenancies.

          c.   Contributing Partners shall cause RGII to continue

to operate the RGII Real Property in a commercially reasonable manner until Closing.

          d.   To the best of Contributing Partners' knowledge,

there is no litigation, proceeding or investigation pending, or threatened against or affecting RGII, the RGII Real Property or

Contributing Partners that might adversely affect this Agreement,

RGII or the RGII Real Property, or the operation thereof, except as described on Exhibit H hereof.

          7.   Service Contracts.  Contributing Partners

represent the following:

          a.   Set forth on Exhibit I is a description of all of

the service contracts with respect to the RGII Real Property (the

"Service Contracts").

          b.   The copies of the Service Contracts delivered to

Home Properties are true and complete copies.

          Between the date hereof and Closing, Contributing

Partners may cause RGII to modify, extend or terminate any

existing Service Contract or enter into any new Service Contract or with Home Properties' prior consent except if same is

terminable without cause and without penalty upon not more than one (1) months' prior notice in which case not such consent shall be required.

          8.  Employees.  Contributing Partners represent that

the employees of RGII are as set forth on Exhibit J and the

salaries and other employee benefits paid to such employees are set



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forth on Exhibit J.  The foregoing representation shall survive

Closing for a period of six (6) months.

          9.   Personal Property.  All personal property and

supplies owned by RGII and used in the operation and maintenance of the RGII Real Property and at Closing located at the RGII Real

Property (hereinafter referred to as the "Personal Property")

shall remain the property of RGII after the Closing and shall be in "as is" condition as of the Closing Date.  The Personal

Property of RGII includes, but is not limited to, the property described in the list is attached hereto as Exhibit K.

          10.  Representations Limited.  Home Properties affirms

that Contributing Partners have not made nor has Home Properties relied upon any representation, warranty or promise made by

Contributing Partners or any broker, with respect to the RGII

Real Property or its physical condition, income, expenses,

operation or use, other than as specifically set forth in this

Agreement.  As hereinabove provided, Home Properties is being given an opportunity to investigate the RGII Real Property and

Personal Property owned by RGII, the income and expenses of the

RGII Real Property, and such other matters as it deems necessary or appropriate.  HOME PROPERTIES UNDERSTANDS AND AGREES THAT IF

HOME PROPERTIES ELECTS TO PROCEED WITH THIS TRANSACTION FOLLOWING

ITS INVESTIGATIONS AS AFORESAID, THE RGII REAL PROPERTY AT

CLOSING SHALL BE IN ITS "AS IS" CONDITION ON THE DATE HEREOF,

SUBJECT TO REASONABLE USE, WEAR AND TEAR, AND NORMAL DEPRECIATION

BETWEEN THE DATE HEREOF AND THE CLOSING DATE.  It is expressly understood and agreed that Contributing Partners have no duty to disclose any condition affecting the RGII Real Property or any equipment, fixtures or personal property therein, whether such condition is apparent or latent,



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



or known or unknown to Contributing Partners.  Home Properties agrees that any and all financial information, leasing

information or other information of any kind with respect to the

RGII Real Property which Home Properties has received or may receive from Contributing Partners, or any of Contributing

Partners' employees or agents, or any broker, was furnished on the express condition that Home Properties make an independent verification of the accuracy of any and all such information, and

Contributing Partners shall not be responsible for any errors or omissions in such information.

          11.  The Closing.  The consummation of the transaction

contemplated by this Agreement (the "Closing") shall take place at the offices of Lasser Hochman, L.L.C., 75 Eisenhower Parkway,

Roseland, New Jersey, at ten o'clock in the forenoon, on or

before the date which shall be sixty (60) days following the date hereof (the "Closing Date").  The following shall take place at the Closing:

          a.   Contributing Partners shall deliver to Home

Properties an assignment (the "RGII Assignment") of their RGII

Interests free and clear of all liens and encumbrances.

          b.   Home Properties shall deliver to Contributing

Partners an assignment of the Units (the "HP Assignment")

determined in accordance with paragraph 2 hereof.  In the event any Contributing Partner elects to receive cash in lieu of some or all Units, Home Properties shall pay same to such Contributing

Partner by good certified check, or official check of a banking institution, or at the option of such Contributing Partner, by wire transfer of immediately available federal funds to an

account designated by such Contributing Partner.

          c.   Contributing Partners shall execute such documents

as shall be required to designate representatives of Home

Properties as the signatories on the security deposit account maintained by RGII.



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          d.   Any management agreement relating to the RGII Real

Property shall be terminated at Closing.

          e.   The parties shall execute and deliver to each

other any other instruments required to be delivered under any provision of this Agreement, or reasonably requested by the Title

Company or the attorney for any party in connection with this transaction.

          f.   Contributing Partners shall provide Home

Properties with such information and documentation as Home

Properties may reasonably request in order to establish that each of the Contributing Partners is an accredited investor as

required under Federal and State Securities Laws.

          12.  Adjustments at Closing.  The following adjustments

are to be made at the Closing as of the close of business on the date of Closing:

          a.   The rents of the RGII Real Property actually

collected by RGII at the date of Closing shall be apportioned between Contributing Partners and RGII for the benefit of Home

Properties based upon the number of days of the month each of them holds the RGII Interests.  Home Properties agrees to use good faith efforts after Closing to collect any delinquent

rentals owed to RGII for the benefit of Contributing Partners.

Rents collected after Closing shall be applied first to the

current month, then to the most recent arrearage, then to the next recent arrearage and so forth.  Any rents collected after

Closing which are applicable to arrearages which arose during

Contributing Partners' period of ownership of the RGII Interests shall be forthwith paid by Home Properties to Contributing

Partners.  If Home Properties fails to collect any rents due to be paid to Contributing Partners within sixty (60) days following

Closing, Contributing Partners may proceed to collect same from the tenants in their own names or in the name of the then current landlord of the RGII Real Property.  A credit shall be given to

Home



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Properties for discounts or other incentives given to current tenants, except that no adjustment shall be made at Closing for rent concessions to tenants attributable to the month in which the Closing occurs.

          b.   There shall also be adjusted and apportioned

between Contributing Partners and RGII for the benefit of Home

Properties the following:  (i) real estate taxes on the basis of the fiscal year for which assessed; (ii) water charges; (iii)

sewer rents; (iv) gas; (v) electric; (vi) fuel based on a current written fuel company statement (at cost); (vii) unopened building supplies (at cost); (viii) payroll and accrued vacation pay; (ix)

social security and unemployment payments; (x) any amounts

prepaid with respect to any Service Contracts retained after

Closing; and (xi) any other items customarily adjusted between parties in closings of multifamily residential properties in northern New Jersey.  If the Closing shall occur before the

annual tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the next preceding year applied to the latest valuation of the RGII Real Property.

The parties shall further adjust the real estate taxes for the year of Closing once the annual taxes for such year are finally determined.

          c.   Assessments for public improvements, if any, shall

be paid by Contributing Partners if the improvement has been completed on or before the date hereof, but only to the extent of any installments due and payable prior to Closing.

          d.   Any adjustment error (either due to a

miscalculation or a receipt or invoice received after Closing)

shall be corrected subsequent to the Closing Date with

appropriate credits to be given based on corrected adjustments.

          13.  Destruction of the RGII Real Property.  In the

event that the RGII Real Property shall be destroyed or damaged by reason of fire, storm, accident or other casualty, and the cost of repair thereof shall exceed the sum of One Hundred

Thousand ($100,000.00) Dollars in the aggregate, either party shall have the option to terminate this Agreement on written notice to the other party given within ten (10) business days after such casualty, whereupon the Deposit shall be returned to

Home Properties and no party shall have any further rights or liabilities hereunder thereafter.  If neither party terminates this Agreement, or if the cost of repair of the damage does not exceed One Hundred Thousand and 00/100 ($100,000.00) Dollars in

the aggregate, Contributing Partners shall cause RGII to repair such damage, or grant to RGII for the benefit of Home Properties an appropriate reduction of the consideration paid by Home

Properties at Closing.

          14.  Violations; Certificate of Occupancy.  Home

Properties agrees that on the Closing Date the RGII Real Property shall be subject to all notes or notices of violation of law or municipal ordinances, orders or requirements now or prior to

Closing issued by any governmental agency or authority.

Contributing Partners and/or RGII shall not be required to repair or otherwise comply with any violations affecting the RGII Real

Property, whether now existing or hereafter occurring.

Contributing Partners represent that they have not received any notes or notices of any such violations.

          In the event that a certificate of occupancy or other

like governmental permit is required to transfer the RGII

Interests, Home Properties agrees to apply for same and to pay any application fee required for same.  If any governmental

agency requires the correction of physical conditions of the RGII

Real Property as a condition to issuance of such certificate,

Home Properties shall make such correction and pay the costs of same.

          15.  Condemnation.  In the event that the entire RGII

Real Property or a substantial part thereof shall have been taken by eminent domain, or shall be in the process of



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



being so taken, on the Closing Date, either party shall have the option to terminate this  agreement on written notice to the other party, whereupon the Escrowee shall return the Deposit to

Home Properties and no party shall have any further rights or liabilities hereunder or against the other party.  In the event any such taking shall not include a substantial part of the RGII

Real Property or in the event that neither party shall terminate this Agreement in accordance with this Paragraph 15, Home

Properties shall accept the RGII Real Property in the condition in which it is left following such taking, with an abatement of the consideration measured by the proceeds of any condemnation award collected by Contributing Partners.  In the event the award has not been collected by Contributing Partners at the time of

Closing, Contributing Partners shall assign to Home Properties at

Closing all rights of Contributing Partners and RGII in the

collection of such award and Home Properties shall accept the

RGII Real Property without abatement of the consideration.

          16.  Environmental Laws.  Contributing Partners

represent and warrant that RGII has not received notice of any violation or claimed violation of any law, rule or regulation relating to hazardous substances with respect to the RGII Real

Property.  For the purpose of this Agreement, "hazardous

substances" means, without limitation, any radioactive material,

polychlorinated biphenyl, petroleum or petroleum product,

methane, hazardous materials, hazardous wastes, hazardous or toxic substances, as defined in the Comprehensive Environmental

Response, Compensation and Liability Act of 1980, as amended (42

U.S.C. section 9601 et seq.), the Hazardous Materials

Transportation Act, as amended (49 U.S.C. Appendix Sections 1801,

et seq.), the Resource Conservation and Recovery Act, as amended

(42 U.S.C. Sections 6901, et seq.) and the Toxic Substances

Control Act, as amended (15 U.S.C. Sections 2601, et seq.), or any other state or federal environmental laws and regulations promulgated thereunder. Contributing Partners shall contemporaneously with the execution of this Agreement cause RGII to deliver to Home Properties documentation regarding the removal of oil tanks from the RGII Property.

          17.  No Brokerage.  Contributing Partners represent to

Home Properties and Home Properties represents to Contributing

Partners that it did not deal with any real estate broker in connection with this transaction.  This representation shall survive Closing.  Contributing Partners and Home Properties agree to indemnify the other and hold the other harmless from and

against all damages and expenses that the indemnified party may incur as a result of any claim of any broker who dealt with the indemnifying party.

          18.  Home Properties' Default.  If Home Properties

shall default in the payment of the balance of purchase price or shall otherwise default in the performance of any of the other terms and provisions of this Agreement on the part of Home

Properties to be performed, Contributing Partners shall retain as liquidated damages the Deposit paid by Home Properties hereunder and neither party shall have any further liability hereunder to each other thereafter.

          19.  Liability of Contributing Partners.  The liability

of Contributing Partners hereunder in the event of default in the performance of any of the terms and provisions of this Agreement on the part of Contributing Partners to be performed is hereby limited to the return of the Deposit to Home Properties.  The foregoing shall not limit Home Properties' right to obtain

specific performance of Contributing Partners' obligation to contribute the RGII Interests pursuant to this Agreement.

          20.  Notices.  All notices, requests, consents,

approvals or other communications under this Agreement shall be in writing and delivered personally or mailed by



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



certified mail, return receipt requested, postage prepaid, or delivered by overnight commercial courier (e.g., Federal Express,

United Parcel Service), addressed

          a.   If to Seller, at:

               c/o Daniel Solondz
               968 Stuyvesant Avenue
               Union, New Jersey 07063

          with a copy to:

               Irving C. Marcus, Esq.
               Lasser Hochman, L.L.C.
               75 Eisenhower Parkway
               Roseland, New Jersey 07068

          b.   If to Purchaser, at:

               Home Properties of New York, L.P.
               850 Clinton Square
               Rochester, New York 14604
               Attn:  Mr. Norman Leenhouts

          with a copy to:

               Ann McCormick, Esq.
               Home Properties, Inc.
               850 Clinton Square
               Rochester, New York  14604


Any party may, by notice given as aforesaid, change its address for all subsequent notices.  All notices hereunder shall be

effective upon receipt of same.

          21.  Merger.  Except as otherwise provided herein, the

acceptance of an assignment of the RGII Interests by Home

Properties shall be deemed to be a full performance by

Contributing Partners of, and shall discharge Contributing

Partners from, all obligations hereunder; and Contributing

Partners shall have no liability hereunder thereafter to Home

Properties.  In the event that it shall appear prior to Closing that any representation of



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



Contributing Partners shall be materially inaccurate or untrue,

the sole right of Home Properties shall be either to waive such representation and close or terminate this Agreement.  In the event of such termination, the Deposit shall be returned to Home

Properties, and neither party shall have any further rights or liabilities hereunder.  The representations of Contributing

Partners herein shall survive Closing for a period of six (6)

months only.

          22.  Further Assurances.  Each of the parties hereby

agrees to execute, acknowledge, and deliver such other documents or instruments as the other may reasonably require from time to time to carry out the purposes of this Agreement.

          23.  Miscellaneous Provisions.  The parties further

agree as follows:

          a.   This Agreement shall be binding upon and inure to

the benefit of the parties hereto and their respective heirs,

legal representatives, successors and assigns.

          b.   This Agreement contains the entire agreement

between the parties, and may not be modified or changed except by an agreement in writing executed by the  parties hereto.

c.   The captions herein are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement or affect any of the terms or provisions hereof.

          d.   This Agreement may be executed in one or more

counterparts, each of which shall be deemed to be an original,

but all of which shall constitute one and the same agreement.

          e.   Home Properties agrees that it will not register,

record or file this Agreement or any memorandum thereof.

          f.   This Agreement shall be governed by the laws of

the State of New Jersey.



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



          g.   This Agreement shall not be construed for or

against any party by reason of the fact that Contributing

Partners' attorney drafted this Agreement.

          24.  Pre-Contribution Partnership Liabilities and

Assets.  Home Properties agrees to assume only those liabilities of RGII and the RGII Real Property as are specifically described herein; provided however, Home Properties specifically does not assume any liabilities relating to litigation pending or

threatened against RGII or its assets, as of the date hereof or the Closing.  The transaction is being structured as the

contribution of the RGII Interests to Home Properties which will then own all of the partnership interests in RGII.  Home

Properties will therefore have no entity to look to with respect to any liabilities of RGII that Home Properties has not agreed to assume or with respect to the breach of any of Contributing

Partners' representations or warranties contained in this

Agreement.  To secure those obligations, each of the Contributing

Partners shall place in escrow Units having a Market Value of

$75,000.00 for a period of one hundred twenty (120) days

following the Closing substantially on the terms of the Escrow

Agreement executed and delivered at the Closing.

          Home Properties acknowledges and agrees that the assets

of RGII will consist solely of the RGII Real Property, the

Personal Property, security deposits of tenants and Residential

Tenancies on the Closing Date and any other asset of RGII shall be distributed to the Contributing Partners prior to the

contribution of the RGII Interest to Home Properties.

          If the assets and liabilities of RGII are not as

provided herein on the Closing Date, appropriate post-closing adjustments shall be made by the parties.

          25.  Tax Matters and Other Agreements.  (a)  Home

Properties represents that: (i) it is duly formed and in good standing as a limited partnership of the State of New York, and is or will be at the date of Closing authorized to do business in the State of New Jersey; (ii) the



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



REIT is the general partner of Home Properties; (iii) the Limited

Partnership Agreement, delivered to Contributing Partners, is a true and complete copy thereof, and there have been no amendments thereto, except numbers one through ten, true copies of which have been delivered to the Contributing Partners; (iv) the

execution, delivery and performance of all obligations of Home

Properties under this Agreement and all writings related hereto have been duly authorized by Home Properties and will not

conflict with the Limited Partnership Agreement, as amended, or the certificate of limited partnership of Home Properties or with any provision of any agreement to which Home Properties or the

REIT is a party or by which either is bound; (v) no consent or approval of or notification to any person (including, without limitation, the limited partners of Home Properties) or

governmental authority is required in connection with the

execution, delivery and performance by Home Properties of this

Agreement or any writing relating hereto or the consummation of the transaction contemplated hereby or thereby; (vi) this

Agreement and all writings related hereto have been duly executed and delivered by Home Properties and each constitutes a valid and binding obligation of Home Properties enforceable against Home

Properties in accordance with their respective terms, except (A)

that such enforcement may be subject to bankruptcy, insolvency,

reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights, and (B) that the remedy of specific performance and injunction and other forms of

injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (vii) all reports of the REIT required to be filed pursuant to the Securities Exchange Act of 1934 ("Securities

Act") have been filed and are true and correct in all material respects and contain no material omission; and (viii) there is no action, proceeding or investigation pending, or to the best

knowledge of Home Properties, threatened against Home Properties

or



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



the REIT before any court or administrative agency, that might result, either individually or in the aggregate in any material adverse change in the business, prospects, condition, affairs,

operations, properties or assets of Home Properties or the REIT or any material liability on the part of Home Properties or the

REIT.

          (b)  Home Properties represents that the Units to be

issued to Contributing Partners hereunder have been duly

authorized for issuance to Contributing Partners, and upon such issuance, will be validly issued, fully paid and non-assessable,

free and clear of all liens, encumbrances, restrictions and

claims of every kind.

          (c)  At any time and from time to time after the

Closing, Home Properties agrees to exchange each Unit at the request of a Contributing Partner for cash equal to the Market

Value (as defined in the Limited Partnership Agreement) of one share of common stock of the REIT at the time of such exchange,

provided that Home Properties may elect to exchange any such Unit presented to Home Properties for one share of common stock of the

REIT.  Upon exchange of Units for common stock of the REIT, the shares of common stock of the REIT issued to a Contributing

Partner shall be validly issued, fully paid and non-assessable,

free and clear of all liens, encumbrances, restrictions and

claims of every kind and the Contributing Partner so exchanging for REIT common stock shall be deemed, for all purposes, to be a holder of such common stock on the date sixty (60) business days following written notice to Home Properties of the Contributing

Partner's desire to exchange for such common stock.  Sufficient shares of common stock of the REIT shall be reserved by

appropriate corporate action in connection with the conversion of

Units into shares hereunder.  The issuance of the shares to

Contributing Partners shall not be subject to pre-emptive rights,

rights of first refusal or other preferential contractual rights of the REIT or any stockholder of the REIT or any other person



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



and will not conflict with any provision of any agreement to which the REIT is a party or by which it is bound or the articles of incorporation or bylaws of the REIT.  In the event Home

Properties elects to give REIT common stock in exchange, such stock shall be subject to demand registration rights as provided in the agreement attached hereto as Exhibit K.

          (d)  Home Properties agrees that it shall make cash

distributions to the Contributing Partners for each Unit equal to the dividend paid by the REIT to its stockholders for each share of common stock of the REIT (subject to adjustment as provided below).  Such payment shall be made contemporaneously with the payment of the dividend by the REIT to its stockholders.

          (e)  (i)  If any event any event occurs with respect to

the REIT common stock, as described in Section 1.18 of the

Limited Partnership Agreement, the number of shares of REIT

common stock to be taken into account in determining cash

distributions as provided in subsection (d) above shall be

appropriately adjusted.

               (ii) Home Properties represents that as of the

date hereof and the Closing, the Conversion Factor (as defined in the Limited Partnership Agreement) is and shall be 1.0.

               (iii)     Upon the occurrence of each adjustment

or readjustment pursuant to this subsection, the REIT at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Contributing

Partner a certificate setting forth such adjustment or

readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The REIT shall, upon the written request, at any time, of any Contributing Partner,

furnish or cause to be furnished to such Contributing Partner, a like certificate setting forth; (i) such adjustments and

readjustments; and (ii) the



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



number of shares of REIT common stock and the amount, if any, of other property that at the time would be received upon the

exchange of the Units and the cash distribution to be made in accordance with Subsection (d).

          (f)  Anything herein to the contrary notwithstanding,

at any time following Closing, in the event a Contributing

Partner may determine that he or she desires to exchange some or all of its Units for real property of Home Properties in

redemption of its Units, Home Properties, in its sole discretion,

may decline to distribute any Home Properties real property

requested by the Contributing Partner, and the Contributing

Partner in his or her sole discretion, may decline to accept any

Home Properties real property offered by Home Properties.  In the event that Contributing Partner and Home Properties are unable to agree upon existing real property owned by Home Properties to be distributed to Contributing Partner, the Contributing Partner may

designate other real property for sale by a third party which he or she desires to acquire as a distribution from Home Properties.

In such event, Home Properties shall acquire such real property designated by Contributing Partner and convey such real property to Contributing Partner as a distribution in redemption of some or all of his or her Units.  If Contributing Partner shall desire that real property designated by him or her to be acquired by

Home Properties and distributed to Contributing Partner be

encumbered by debt of such type and amount so that the

Contributing Partners can minimize or eliminate recognition of income resulting from such distribution, Home Properties shall cooperate with the Contributing Partner's reasonable requests to achieve such objective, provided that any costs or expenses

incurred by Home Properties in extending such cooperation shall be reimbursed by the Contributing Partner upon Home Properties making such distribution.  The parties mutually agree to treat such transaction for tax reporting purposes in such a way to reduce the tax consequences of the



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



transaction and will endeavor to report the transaction

consistently with each other to the extent allowed by law.  In case of property for sale by a third party and designated by the

Contributing Partner, the cash portion of the purchase price for such real property shall be equal to the then Market Value of that portion of the Contributing Partner's Units proposed to be redeemed as of the date such Units are redeemed, unless the

Contributing Partner pays the difference in the cash portion of the purchase price above the value of the Units of Contributing

Partner proposed to be redeemed.  Upon the request of Home

Properties, the Contributing Partner desiring to exchange Unit for real property shall loan to Home Properties, provided that

Home Properties shall provide adequate security for said loan reasonably acceptable to said Contributing Partner, the entire cash portion of the purchase price in connection with a purchase of real estate from a third party.  Such loan shall bear interest at a rate equal to the dividend yield on the Unit at the time of the making of such loan and such loan shall be repaid within 90 days of the making of such loan.  In no event shall Home

Properties be required to provide cash for such purchases to the extent it shall be required to advance more than the total of

$5,000,000 in any calendar year together with the cash required to be advanced under Paragraph 25(f) under the Related

Contribution Agreement (hereunder defined) on account of the cash portion of the purchase price, whether such cash is raised

through loans from the Contributing Partners or otherwise.   Any

mortgage loan encumbering the real property purchased by Home

Properties shall be non-recourse, and the Contributing Partner shall indemnify Home Properties against any liability or expenses resulting from the acquisition and distribution of such real property.

          (g)  In furtherance of Contributing Partners'

contributions to the capital of Home Properties or to otherwise minimize Contributing Partners' tax liabilities, Contributing

Partners shall each guaranty indebtedness of Home Properties in the amount elected by



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



Contributing Partners at Closing or thereafter.  Each

Contributing Partner's guaranty shall provide that (i) it shall be enforced only after due diligence and reasonable legal means to collect from Home Properties have been used for the purpose of satisfying Home Properties' indebtedness, and (ii) shall be

released upon exchange of the Units for common stock of the REIT or sale, redemption or other disposition of the Units by

Contributing Partners, or a distribution of property to the

Contributing Partners set forth in subparagraph (d) above.  In the event that Contributing Partners' obligations under the

guaranty shall terminate under the terms of the Guaranty, Home

Properties shall promptly provide Contributing Partners written notice of such termination.

          (h)  As a partner contributing interests in a

partnership in exchange for a limited partnership interest in

Home Properties, Contributing Partners will receive annually from

Home Properties Form 1065, Schedule K-1, Partner's Share of

Income, Credit, Deductions, etc.  This form will also be part of the tax return, Form 1065, filed by Home Properties with the

Internal revenue Service.  Home Properties represents that the

Schedule K-1 submitted to Contributing Partners for use in the preparation of their tax returns will reflect the allocation to

Contributing Partners as partners of a share of non-recourse liabilities in accordance with Reg. Sec. 1.752-3 under the

Internal Revenue Code, such that the Contributing Partners shall recognize no income upon the contribution of the RGII Interests to Home Properties, and for the period of time that Contributing

Partners retain Units except to the extent cash distributions from Home Properties to a Contributing Partner, as described in

Section 25(d) hereof, exceeds such Contributing Partner's basis in his or her Home Properties partnership interest.  The

Contributing Partners represent that, as of December 31, 1996:

(i) their aggregate built in gain determined in accordance with the principles set forth in Section 704(c) of the Internal

Revenue

Code of 1986 ("Code") is $10,618,945 assuming the RGII Real

Property has a fair market value of $11,330,910 as of the date of the contribution(s) to Home Properties; (ii) the amount of

nonrecourse debt encumbering the RGII Real Property is

$1,906,062; (iii) their aggregate capital accounts with respect to RGII is $(1,194,097).

          (i)  In the event that any Contributing Partner shall

transfer any of the Units, Home Properties shall arrange for the delivery of an amendment to the guaranty pursuant to which the amount of the Contributing Partner's guaranty shall thereafter be allocated among the Contributing Partners and their transferees based on the relative number of Units they hold after the

transfer.

          (j)  Home Properties agrees that for the period that

any of the Contributing Partners own the Units, Home Properties

shall not restructure such Contributing Partner's share of Home

Properties debt in such manner as to cause a reduction in the amount of Contributing Partners' share of non-recourse debt

allocable to and encumbering the RGII Real Property without

Contributing Partners' prior written consent which may be

arbitrarily withheld.  In the event that Home Properties takes any such action, Home Properties shall indemnify and save

harmless the Contributing Partners from and against any federal and state income tax liability, including but not limited to (i)

income taxes suffered as a result of all payments made under this subsection (including this subsection (j)(i)) and (ii) interest,

penalties and the reasonable fees of attorneys and accountants.

          (k)  Home Properties shall not sell, exchange or

otherwise dispose of the RGII Real Property in a transaction which results in the recognition of income to Contributing

Partners under Section 704(c) of the Internal Revenue Code of

1986 (the "Code") or otherwise ("Disposition Gain").   In the

event that Home Properties shall dispose of the RGII Real



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



Property in violation of the foregoing restriction, Home

Properties shall indemnify and save harmless Contributing

Partners from any federal and state income tax liability suffered by it including but not limited to (i) income taxes suffered as a result of all payments made under this subsection (including this subsection l(k)) and (ii) interest, penalties and the reasonable fees of attorneys and accountants.

          (l)  Home Properties will not make any allocations

curative, remedial or otherwise, pursuant to the Treasury

Regulations under Section 704(c) of the Code with respect to the

RGII Real Property, intended to eliminate distortions caused by the ceiling rule.

          (m)  The obligations set forth in this Article shall

survive the Closing.

          26.  Contingency.  The consummation of this transaction

is contingent upon the simultaneous consummation of the

transaction set forth in the agreement of even date between

Philip J. Solondz, Daniel Solondz and Julia Weinstein and Home

Properties with respect to Royal Gardens I, a New Jersey general partnership (the "Related Contribution Agreement")

          27.  Interpretation.  If any of the terms and

provisions of this agreement shall conflict with those of the

Limited Partnership Agreement, the terms and provisions of this agreement shall be controlling.

    [The remainder of this page is intentionally left blank]

              [Signature page immediately follows]



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



          IN WITNESS WHEREOF, the parties hereto have duly

executed this Agreement as of the day and year first above

written.


                                   /s/ Philip J. Solondz
                                  ----------------------------
                                   PHILIP J. SOLONDZ



                                   /s/ Daniel Solondz
                                  ----------------------------
                                   DANIEL SOLONDZ


                              HOME PROPERTIES OF NEW YORK, L.P.
                              By:  HOME PROPERTIES OF NEW
                                   YORK, INC., General Partner


                                   /s/ Ann M. McCormick
                              By: ----------------------------
                                   ANN M. McCORMICK
                                   VICE PRESIDENT


                              HOME PROPERTIES OF NEW YORK, INC.


                                   /s/ Ann M. McCormick
                              By: ----------------------------
                                   ANN M. McCORMICK
                                   VICE PRESIDENT

Page 30